Exhibit 99.1

Contact:

Fred Aslan, M.D.

Director of Corporate Strategy and Investor Relations

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Prices Private Placement of $100 Million of Convertible Subordinated Notes

New Haven, CT, February 10, 2004 – CuraGen Corporation (NASDAQ: CRGN) today announced the pricing of a private placement of $100 million aggregate principal amount of convertible subordinated notes due 2011, bearing an interest rate of 4.00 percent, pursuant to rule 144A under the Securities Act of 1933, as amended. The notes will be convertible into 103.2429 shares of the Company’s common stock for each $1,000 of principal amount of notes representing a conversion price of $9.69 per share of common stock, subject to adjustment in certain circumstances. The initial conversion price represents a premium of 37% relative to the reported last sale price of CuraGen common stock on Nasdaq of $7.07 per share on February 10, 2004. The placement of notes is expected to close on February 17, 2004, subject to customary closing conditions.

The Company has granted a 30-day option to the initial purchaser of the notes to purchase up to an additional $20 million aggregate principal amount of the notes to cover over-allotments, if any.

CuraGen intends to use a portion of the net proceeds of this offering to repay its existing debt. Depending on market and other conditions, from time to time, the Company may repurchase a portion of its outstanding 6.00 percent Convertible Subordinated Debentures in open market purchases, in privately negotiated transactions, or otherwise. In addition, the Company also may use net proceeds for working capital, general corporate purposes and potentially for future acquisitions of complementary businesses or technologies.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. Any offers of the securities will be made only by means of a confidential offering memorandum. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.